EXHIBIT (h)(1)

SCHEDULE A

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC:

1. Columbia International Value Master Portfolio

Current as of the 10th day of November, 2008.

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC
on behalf of the Fund listed above

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

A-1

SCHEDULE B

For services rendered pursuant to this Agreement, the Trust will pay CMA, an administration fee, computed daily and payable monthly, based on annual rate of each Master Portfolio’s daily net assets equal to: (i) the amount listed under the caption “Administration Fee” in the table below for the Master Portfolio less (ii) (a) the amount paid by the Master Portfolio to CMA pursuant to the Pricing and Bookkeeping Oversight and Services Agreement during the period, excluding amounts paid to CMA as reimbursement for out-of-pocket expenses and charges, including fees payable to third parties, such as for pricing the Master Portfolio’s portfolio securities, incurred in performance of services under the Pricing and Bookkeeping Oversight and Services Agreement; and (b) the amount paid by the Master Portfolio to State Street Bank and Trust Company (“State Street”) pursuant to the Accounting Services Agreement and the Financial Reporting Services Agreement during the period, but excluding amounts paid to State Street as reimbursement for out-of-pocket expenses and charges, including fees payable to third parties, such as for pricing the Master Portfolio’s portfolio securities, incurred in the performance of services by State Street under such Agreements.

Master Portfolio	Administration Fee
Columbia International Value Master Portfolio	0.05%

In addition to the asset-based fee set forth above, the Trust shall reimburse CMA and any sub-administrator engaged pursuant to Paragraph 3 for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of their respective duties hereunder.

Reimbursable out-of-pocket expenses shall include the following: reasonable costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services, and forms and supplies and such other out-of-pocket expenses as the parties may agree to from time to time.

Effective as of the 10th day of November, 2008.

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC
on behalf of the Fund listed in Schedule A

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

B-1